Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement No. 333-211884 and No. 333-209972 on Form S-8, of our report dated June 26, 2020, relating to the financial statements and financial statement schedule of Welbilt 401(k) Retirement Plan which appears in this form 11-K.

/s/Wipfli LLP
Wipfli LLP

June 26, 2020
La Crosse, Wisconsin